UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 21, 2025

VIASAT, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-21767	33-0174996
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

6155 El Camino Real

Carlsbad, California 92009

(Address of principal executive offices, including zip code)

Registrant’s telephone number, including area code: (760) 476-2200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

(Title of Each Class)	(Trading Symbol)	(Name of Each Exchange on which Registered)
Common Stock, par value $0.0001 per share	VSAT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Introductory Note

On May 30, 2023, as previously reported, Viasat, Inc., a Delaware corporation (“Viasat”), purchased all of the issued and outstanding shares of Connect Topco Limited, a private company limited by shares and incorporated in Guernsey (“Inmarsat”), pursuant to a Share Purchase Agreement, dated as of November 8, 2021 (as amended, the “Purchase Agreement”), by and among Viasat, the shareholders of Inmarsat and the other parties thereto in exchange for (i) cash consideration equal to $550.7 million, subject to adjustments, and (ii) approximately 46.36 million unregistered shares of common stock, par value $0.0001 per share, of Viasat (“Common Shares”), upon the terms and subject to the conditions set forth therein (the “Acquisition”).

In connection with the Acquisition, simultaneously with the execution and delivery of the Purchase Agreement on November 8, 2021, Viasat, Triton LuxTopHolding SARL (“Apax”), CPP Investment Board Private Holdings (4) Inc. (“CPP”), Ontario Teachers’ Pension Plan Board (“OTPP”) and WP Triton Co-Invest, L.P. (“WP” and together with Apax, CPP and OTPP, collectively, the “Former Sellers”) entered into a Stockholders Agreement with respect to their holdings of Common Shares (the “Former Stockholders Agreement”).

Item 1.01   Entry into a Material Definitive Agreement.

New Stockholder Agreements

On May 21, 2025, Viasat entered into a separate new Stockholder Agreement with each of the Former Sellers (each, a “New Stockholder Agreement” and collectively, the “New Stockholder Agreements”) which supersede and replace the Former Stockholders Agreement.

Under each New Stockholder Agreement, so long as WP beneficially owns at least 3% of the total outstanding Common Shares and each of Apax, CPP and OTPP, respectively, beneficially owns at least 1% of the total outstanding Common Shares, each of WP, Apax, CPP and OTPP, as applicable, agrees to vote its Common Shares, subject to certain exceptions relating to significant corporate transactions, in accordance with the recommendations of the board of directors of Viasat (the “Board”). In addition, the New Stockholder Agreements impose certain transfer restrictions with respect to the Common Shares beneficially owned by each of WP, Apax, CPP and OTPP, as well as customary standstill limitations.

The foregoing description of the New Stockholder Agreements does not purport to be complete and is qualified in its entirety by reference to the full text of the New Stockholder Agreements, which are filed as Exhibits 10.1, 10.2, 10.3 and 10.4, respectively, to this Current Report on Form 8-K and are incorporated herein by reference.

Item 1.02   Termination of a Material Definitive Agreement.

Former Stockholders Agreement

On May 21, 2025, as contemplated by the New Stockholder Agreements, the Former Stockholders Agreement was terminated. The Former Stockholders Agreement provided, among other things, that the Former Sellers had the right to appoint up to two directors to the Board based on their percentage holdings of Common Shares. In connection with the termination of the Former Stockholders Agreement, the Former Sellers no longer have such right.

Item 5.02   Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On May 21, 2025, Andrew Sukawaty tendered his resignation from the Board and all applicable Board committees, effective immediately. Mr. Sukawaty indicated that his decision to resign from the Board was not the result of any disagreement with Viasat on any matter relating to its operations, policies or practices. Viasat expressed its gratitude to Mr. Sukawaty for his service as a director.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description of Exhibit

10.1*	Stockholder Agreement, dated as of May 21, 2025, by and between Viasat, Inc. and Triton LuxTopHolding SARL.

10.2*	Stockholder Agreement, dated as of May 21, 2025, by and between Viasat, Inc. and CPP Investment Board Private Holdings (4) Inc.

10.3*	Stockholder Agreement, dated as of May 21, 2025, by and between Viasat, Inc. and Ontario Teachers’ Pension Plan Board.

10.4*	Stockholder Agreement, dated as of May 21, 2025, by and between Viasat, Inc. and WP Triton Co-Invest, L.P.

104	Cover Page Interactive Data File (embedded with the Inline XBRL document)

*

Certain schedules to this Exhibit omitted pursuant to Regulation S-K Item 601(b)(2) or 601(a)(5) (as applicable). Viasat agrees to furnish a supplemental copy of any omitted schedule to the SEC upon request; provided, however, that Viasat may request confidential treatment pursuant to Rule 24b-2 of the Exchange Act for any document so furnished.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIASAT, INC.

Date: May 22, 2025	By:	/s/ Brett Church
	Name:	Brett Church
	Title:	Associate General Counsel

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